Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AEROGROW INTERNATIONAL, INC.,

SMG GROWING MEDIA, INC.

and

AGI ACQUISITION SUB, INC.

Dated as of November 11, 2020

5.16.	Environmental Matters.	30
5.17.	Tax Matters.	30
5.18.	Real Property.	32
5.19.	Title to Tangible Property.	33
5.20.	Intellectual Property.	33
5.21.	Insurance	34
5.22.	Takeover Statutes	35
5.23.	Brokers and Finders	35
5.24.	No Other Representations or Warranties	35
ARTICLE VI	Representations and Warranties of Parent and Merger Sub	35
6.1.	Organization, Good Standing and Qualification	36
6.2.	Corporate Authority.	36
6.3.	Governmental Filings; No Violations; No Litigation.	36
6.4.	Available Funds	36
6.5.	Brokers and Finders	37
6.6.	No Other Representations or Warranties	37
ARTICLE VII	Covenants	37
7.1.	Interim Operations.	37
7.2.	Acquisition Proposals; Change of Recommendation.	41
7.3.	Company Stockholders Meeting.	45
7.4.	Parent Vote	46
7.5.	Approval of Sole Stockholder of Merger Sub	47
7.6.	Disclosure Documents; Other Regulatory Matters.	47
7.7.	Status and Notifications.	50
7.8.	Third-Party Consents and Encumbrance Terminations.	50
7.9.	Information and Access.	50
7.10.	Deregistration	51
7.11.	Publicity	51
7.12.	Employee Benefits.	51
7.13.	Indemnification; Directors’ and Officers’ Insurance.	51
7.14.	Takeover Statutes	52
7.15.	Section 16 Matters	52
7.16.	Transaction Litigation	53
ARTICLE VIII	Conditions	53
8.1.	General Conditions.	53
8.2.	Conditions to Obligations of Parent and Merger Sub.	54
8.3.	Conditions to Obligation of the Company.	55
ARTICLE IX	Termination	56
9.1.	Termination by Mutual Written Consent	56
9.2.	Termination by Either Parent or the Company	56

9.3.	Termination by the Company	56
9.4.	Termination by Parent	57
9.5.	Effect of Termination and Abandonment.	57
ARTICLE X	Miscellaneous and General	57
10.1.	Survival	57
10.2.	Notices	58
10.3.	Expenses	59
10.4.	Modification or Amendment; Waiver.	59
10.5.	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.	60
10.6.	Specific Performance.	61
10.7.	Third-Party Beneficiaries	61
10.8.	Non-Recourse	61
10.9.	Successors and Assigns	61
10.10.	Entire Agreement.	62
10.11.	Severability	62
10.12.	Counterparts; Effectiveness	62

EXHIBITS

Exhibit A	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 11, 2020, is entered into by and among AeroGrow International, Inc., a Nevada corporation (the “Company”), SMG Growing Media, Inc., an Ohio corporation (“Parent”), and AGI Acquisition Sub, Inc., a Nevada corporation and Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the NRS;

WHEREAS, pursuant to NRS 78.125(1) and resolutions of the Company Board heretofore adopted and currently in effect, the Company Board has granted the Special Committee the power to review the proposed Merger and any alternative transaction among the Company, Parent and Merger Sub, and the Company has engaged Stifel, Nicolaus & Company, Incorporated to provide financial advice to the Special Committee to assist in that review;

WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, and (b) recommended that the Company Board approve this Agreement and the Merger;

WHEREAS, the Company Board has unanimously (a) adopted, pursuant to NRS 92A.120, and approved this Agreement and the transactions contemplated by this Agreement (including the Merger), (b) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (c) directed that this Agreement and the Merger be submitted for approval by a vote of the holders of Shares at the Company Stockholders’ Meeting, and (d) recommended that the holders of Shares affirmatively vote to approve this Agreement and the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) adopted, pursuant to NRS 92A.120, and approved this Agreement and the transactions contemplated by this Agreement (including the Merger), (b) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to, and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), and (c) recommended that Parent (as Merger Sub’s sole stockholder) approve this Agreement and the Merger;

WHEREAS, the board of directors of Parent has unanimously authorized and approved the entry by Parent into this Agreement;

WHEREAS, Parent owns 27,639,294 shares of Common Stock, which represents approximately 80.5% of the shares of Common Stock outstanding as of the date hereof; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
Definitions; Interpretation and Construction

1.1.     Definitions. For the purposes of this Agreement, except as otherwise specifically provided herein, the following terms have meanings set forth in this Section 1.1:

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (other than one made or submitted to the Company by Ultimate Parent, Parent or Merger Sub) relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company, (b) a sale, lease or other disposition, directly or indirectly, of any business or assets of the Company outside of the Ordinary Course of Business, or (c) any issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group (as such term is defined in Rule 13d-3 under the Exchange Act) of securities representing five percent (5%) or more of the voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, that (i) with respect to Parent, the term “Affiliate” means only Ultimate Parent and its Subsidiaries (and, for the avoidance of doubt, does not include the Company or any other Persons that are not controlled by Ultimate Parent) and (ii) with respect to the Company, the term “Affiliate” does not include Ultimate Parent or its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than a Permitted Confidentiality Agreement) relating to any Acquisition Proposal.

“Applicable Date” means March 31, 2020.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any state, local or non-U.S. Law) of which the Company is or has been a member.

“Articles of Merger” means the articles of merger pursuant to NRS 92A.200 relating to the Merger to be filed at or prior to the Effective Time with the Nevada Secretary of State.

“Audit Committee” means the audit committee of the Company Board.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.4(a).

“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in Las Vegas, Nevada or New York, New York are required or authorized by Law to close, or (b) for purposes of determining the Closing Date only, the Nevada Secretary of State is required or authorized by Law to close or has indicated that it will be unable to accept or process, or will be materially delayed in accepting or processing, filings of a nature including the Articles of Merger.

“Bylaws” has the meaning set forth in Section 3.2.

“Certificate” means each certificate formerly representing any of the Eligible Shares.

“Change of Recommendation” has the meaning set forth in Section 7.2(d)(i)(F).

“Charter” has the meaning set forth in Section 3.1.

“Chosen Courts” means the state courts and federal courts sitting in Clark County, Nevada.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means such date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any other class of securities into which such stock may hereafter be reclassified or changed.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means the AeroGrow International 401(k) Plan, effective March 31, 2014.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by, the Company, including “employee benefit plans”

within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company.

“Company Compensation Committee” means the compensation committee of the Company Board.

“Company Disclosure Schedule” has the meaning set forth in Article V.

“Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of the Company.

“Company Intellectual Property Rights” means any and all Intellectual Property Rights that are held or owned by or exclusively licensed to the Company, or claimed or purported to be held or owned by or exclusively licensed to the Company.

“Company Material Contract” has the meaning set forth in Section 5.12(a)(xix).

“Company Option” means any outstanding option to purchase Shares granted under the Equity Plan.

“Company Recommendation” has the meaning set forth in Section 5.4(b).

“Company Reports” means the forms, statements, certifications, reports and documents required to be filed with or furnished by the Company to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (other than any documents filed by the Company with the SEC on a voluntary basis by means of a Current Report on Form 8-K and other than the Schedule 13E-3 and the Proxy Statement; such excepted filings being referred to collectively as the “Excluded Filings”), including financial statement notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto and those forms, statements, certifications, reports and documents filed with or furnished to the SEC by the Company subsequent to the date of this Agreement (other than the Excluded Filings), including financial statement notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Company Stockholders Meeting” means the special meeting of stockholders of the Company to be held for the purpose of submitting this Agreement to the holders of record of the Common Stock entitled to vote thereon for their consideration and approval.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 3, 2020, by and between The Scotts Company LLC and the Company.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Covered Tax Returns” means, with respect to the Company, Tax Returns other than any Scotts Consolidated Return.

“Covered Taxes” means, with respect to the Company, Taxes other than income or franchise Taxes reflected on a Scotts Consolidated Return

“Data Security Requirements” means, collectively, all of the following to the extent relating to personal, sensitive, or confidential information, including, without limitation, Personal Information, or data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, the conduct of its business, or any system: (i) the Company’s rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws, and all industry standards applicable to the Company’s industry (including the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements the Company has entered into or by which it is bound.

“D&O Insurance” has the meaning set forth in Section 7.13(b).

“Dissenter’s Rights Statutes” means NRS 92A.300 through NRS 92A.500, inclusive.

“Dissenting Share” means each Share outstanding immediately prior to the Effective Time and held immediately prior to the Effective Time by a Dissenting Stockholder.

“Dissenting Stockholder” means a Person which (i) immediately prior to the Effective Time is the holder of Dissenting Shares and (ii) has duly demanded and perfected, and has not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to the Dissenter’s Rights Statutes.

“DTC” means The Depositary Trust Company.

“Effective Time” means the date and time when the Articles of Merger have been duly filed with and accepted by the Nevada Secretary of State, or such later date and time as may be agreed by the Parties in writing and specified in the Articles of Merger in accordance with the NRS.

“Eligible Shares” has the meaning set forth in Section 4.1(a).

“Encumber” has the meaning set forth in the definition of “Encumbrance.”

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (and any action of correlative meaning, to “Encumber”).

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Awards” has the meaning set forth in Section 5.3(e).

“Equity Plan” means the Company’s 2005 Equity Compensation Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).

“Excluded Filings” has the meaning set forth in the definition of “Company Reports.”

“Excluded Shares” means, collectively, (a) the Shares owned by Parent and (b) any Shares owned by the Company.

“Export and Sanctions Regulations” means all applicable sanctions and export control Laws in jurisdictions in which the Company does business or is otherwise subject to jurisdiction, including the Export Administration Regulations and U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as applicable, as of the time of the relevant financial statements referred to herein.

“Governmental Entity” means any U.S., non-U.S., or supranational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality, or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case of competent jurisdiction.

“Hazardous Substance” means any substance that (a) is listed, designated, classified or regulated pursuant to any Environmental Law; (b) is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

“Indebtedness” means, with respect to the Company, without duplication, all obligations or undertakings by the Company (a) for borrowed money (including deposits or advances of any kind to the Company), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, (d) pursuant to securitization or factoring programs or arrangements, (e) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others, (f) net cash payment obligations of the Company under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) letters of credit, performance bonds, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of the Company, (h) all obligations under conditional sale or other title retention agreements relating to property or assets or (i) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (h) of this definition, in each case including all interest, penalties and other payments due with respect thereto.

“Indemnification Agreements” means that certain Indemnification Agreement, dated April 12, 2019, between the Company and David Kent and that certain Indemnification Agreement, dated April 12, 2019, between the Company and Greg Clarke.

“Insurance Policies” means any insurance policy pursuant to which the Company is a party, an insured or a beneficiary or that pertains to the Company’s assets, employees or operations, other than the insurance policies maintained by Ultimate Parent or any of its Subsidiaries for the benefit of the Company.

“Intellectual Property Rights” means all rights anywhere in the world, in or to: (a) Trademarks; (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) Trade Secrets; (d) published and unpublished works of authorship, whether copyrightable or not (including software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and URLs; and (f) rights of privacy, publicity and all other intellectual property, industrial or proprietary rights.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” or any similar phrase means the collective actual knowledge of; (a) J. Michael Wolfe, Grey H. Gibbs, John Thompson and Jessica Hodge; (b) any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable inquiry of such individuals’ direct reports; and (c) solely with respect to Sections 5.10 and 7.16, the members of the Special Committee.

“Law” means any U.S. or non-U.S. federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances and exemptions issued or granted by a Governmental Entity.

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, assets, liabilities condition (financial or otherwise), results of operation of the Company; provided, however, in no event shall any of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) changes in or affecting general political or economic conditions or the financial, credit, or securities markets in the United States; (b) changes in or conditions generally affecting the industry in which the Company operates; or (c) resulting from or arising out of (i) the announcement of, or taking any action expressly required by this Agreement or the transactions contemplated by this Agreement, (ii) any taking of any action at the written request of Parent or Merger Sub, solely to the extent so requested, (iii) change in Law, GAAP, or accounting standards or interpretations thereof after the date hereof, (iv) any outbreak or escalation of hostilities or acts of war or terrorism or epidemics or pandemics (including the novel coronavirus COVID-19 but only to the extent that there is a material worsening of such outbreak that actually occurs after the date hereof in the markets in which the Company operates), (v) weather or climate conditions, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, or (vi) any action initiated or threatened on or after the date hereof by any stockholder of the Company against the Company or any of its directors or officers arising out of this Agreement or the transactions contemplated by this Agreement, (vii) any change in the pricing or trading volume of the Company’s Common Stock or the failure of the Company to meet any projections or forecasts (provided in the case of this clause (vii), the event, change, effect, development, condition, circumstance, cause or occurrence underlying such change or failure shall not be excluded and may be taken into account, in determining whether there has been or may be a Material Adverse Effect); provided, that any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to in clauses (a), (b) or (c)(iii), (iv), or (v) shall not be excluded, and may be taken into account, in determining whether there has been or may be a Material Adverse Effect to the extent the Company is adversely affected thereby in a disproportionate manner relative to other similarly-situated participants in the industry in which the Company operates.

“Material Licenses” has the meaning set forth in Section 5.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“NRS” means the Nevada Revised Statutes.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means conduct that is (a) consistent in nature, scope and magnitude with the past business practices of the Company prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of the Company and (b) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of normal, day-to-day operations of other companies of similar size to the Company.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and its bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership, if any, and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and limited liability company or operating agreement, or comparable documents and (d) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Anti-Bribery Laws” means, other than the FCPA, all anti-bribery, anti-corruption, anti-money-laundering and similar applicable laws of each jurisdiction in which the Company operates or has operated and in which any agent thereof is conducting or has conducted business involving the Company.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article VI.

“Parent Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects, is or would reasonably be expected to prevent, materially delay or materially impair the consummation by Parent or Merger Sub of the Merger or the transactions contemplated hereby.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 4.2(a)(i).

“Paying Agent Agreement” has the meaning set forth in Section 4.2(a)(ii).

“Per Share Merger Consideration” means $3.00 per Share in cash.

“Permitted Confidentiality Agreement” has the meaning set forth in Section 7.2(b)(i).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws or the Company’s privacy policies, including an individual’s first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, payment or credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

“Proceeding” means any action, cause of action, claim, controversy, complaint, demand, litigation, suit, investigation, review, mediation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application or legal proceeding of any nature (whether sounding in Contract, tort or otherwise, and whether civil or criminal or brought at law or in equity) that is brought, asserted, instituted, commenced, tried, heard or reviewed by a Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 7.6(a)(i).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, authorized attorneys-in-fact, accountant or other advisor, agent or representative of such person, in each case acting in their capacity as such.

“Requisite Company Vote” means the approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a meeting of the holders of Common Stock duly called, noticed and held for such purpose.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 13E-3” has the meaning set forth in Section 7.6(a)(i).

“Scotts Consolidated Return” means any federal or state income or franchise Tax Return that was filed on a unitary, combined or consolidated basis for the Affiliated Group the common parent of which is the Ultimate Parent, and which Tax Return included the Company (and the separate tax return for the Company filed in Missouri) for a taxable period beginning after Nov. 29, 2016.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share” means a share of Common Stock.

“SMG Transaction Documents” means: (a) the Technology License Agreement, dated April 22, 2013, between the Company and OMS Investments, Inc., as amended; (b) the Supply Chain Services Agreement, dated April 22, 2013, among the Company, The Scotts Company LLC and OMS Investments, Inc., as amended; (c) the Collaboration Services Agreement, dated April 22, 2013, among the Company, The Scotts Company LLC and OMS Investments, Inc., as amended; (d) the Brand License Agreement, dated April 1, 2018, between the Company and OMS Investments, Inc.; (e) the Real Estate Term Loan Agreement, dated June 20, 2019, between the Company and Ultimate Parent; and (f) the Term Loan and Security Agreement, dated August 3, 2020, between the Company and The Scotts Company LLC.

“Special Committee” means the special committee of independent and disinterested directors of the Company Board heretofore constituted, established and authorized on March 26, 2020, pursuant to duly adopted resolutions of the Company Board and NRS 78.125(1) for the purposes of reviewing any proposed transaction between the Company and Parent, and engaging Stifel, Nicolaus & Company, Incorporated to provide financial advice in connection with the review.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided, that with respect to Ultimate Parent and its Subsidiaries, the term “Subsidiary” does not include the Company.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (provided that for purposes of this definition of “Superior Proposal”, all references to 5% contained in the definition of “Acquisition Proposal” shall be deemed to be references to 75%) which the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that (a) if consummated, would result in a transaction more favorable to the Unaffiliated Stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of this

Agreement proposed by Parent pursuant to Section 7.2(d)(ii)) and (b) for purposes of any determination to be made or action to be taken by the Special Committee pursuant to Sections 7.2(d)(ii) and 9.3(b), is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and approval requirements (including receipt of the requisite approval of the holders of Shares), the sources, availability and terms of any required financing and the existence of a financing contingency, and the identity of the Person or Persons making the proposal. For the avoidance of doubt, if the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.2(d)(ii)) contain substantially identical financial and other terms and conditions to those contained in an Acquisition Proposal, such Acquisition Proposal cannot be deemed by the Special Committee to be a “Superior Proposal” as compared to the proposal then provided by Parent.

“Superior Proposal Notice Period” has the meaning set forth in Section 7.2(d)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or other anti-takeover Law or similar Law enacted under state or federal Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax” means any (a) federal, state, provincial, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, import duties and fees, real property, personal property, escheat, unclaimed and abandoned property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, fee, assessment, levy, tariff, charge or duty, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, imposed, assessed or collected by or under the authority of any Governmental Entity, or (b) liability of any other Person for the payment of any amounts of the type described in the foregoing clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group, and (c) liability of any other Person for the payment of any amounts of the type described in the foregoing clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax of any party or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trade Secrets” means, collectively, confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists, that, in each case, is protected under applicable trade secret Law.

“Trademarks” means, collectively, trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transaction Litigation” has the meaning set forth in Section 7.16.

“Ultimate Parent” means The Scotts Miracle-Gro Company, an Ohio corporation.

“Unaffiliated Stockholders” means the holders of outstanding Shares, other than Excluded Shares.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person.

1.2.     Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

1.3.     Interpretation and Construction.

(a)     The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b)     All Preamble, Recital, Article, Section, Subsection, Schedule, and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c)     Unless the context expressly otherwise requires, for purposes of this Agreement:

(i)     if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(ii)     the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(iii)     words importing the masculine gender shall include the feminine and neutral genders and vice versa;

(iv)     whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”;

(v)     the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and

(vi)     the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(d)     Except as otherwise specifically provided herein or the context expressly otherwise requires, the term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars.

(e)     Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties such obligation shall be deemed satisfied if (i) such Parties or Representatives thereof made such information or document available to such other Party or Parties or its or their Representatives, including by posting the information in a virtual data room, or (ii) such information or document is publicly available without substantive redactions in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one Business Day prior to the date of this Agreement.

(f)     Except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.  References to a number of days shall refer to calendar days unless Business Days are specified.

(g)     Except as otherwise specifically provided herein, (i) all references to any statute in this Agreement include the rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, and (ii) all references to any Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or period of time.

(h)     Except as otherwise specifically provided herein, (i) all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein, and (ii) all references to this Agreement mean this Agreement (taking into account the provisions of Section 10.10(a)) as amended, supplemented or otherwise modified from time to time in accordance with Section 10.4.

(i)     The Company Disclosure Schedule or the Parent Disclosure Schedule may include items and information the disclosure of which is not required either in response to an express disclosure requirement set forth in a provision of this Agreement or as an exception to one or more representations or warranties or covenants set forth in this Agreement.  Inclusion of any such items or information shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or has had a Material Adverse Effect.

(j)     The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
The Merger; Closing; Effective Time

2.1.     The Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the NRS, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and, from and after the Effective Time, shall be a Subsidiary of Parent and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (c) the Merger shall have such other effects as provided in the NRS.

2.2.     Closing. The Closing will take place by the exchange of documents by facsimile, PDF or other electronic means at 10:00 a.m. Eastern Time on the third Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions) or at such other date, time and place as the Company and Parent may agree in writing.

2.3.     Effective Time. As promptly as practicable following the Closing, but on the Closing Date, the Parties shall cause the Articles of Merger to be executed and filed with the Nevada Secretary of State as provided in NRS Chapter 92A.  The Merger shall become effective at the Effective Time.

ARTICLE III
Articles of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation

3.1.     Articles of Incorporation of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in Exhibit A hereto, which, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended in accordance with their terms and applicable Law.

3.2.     The Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of the Merger Sub immediately prior to the Effective Time (except all references therein to the name of Merger Sub shall be replaced with the name of the Company), which, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended in accordance with the terms of the Charter, such bylaws and applicable Law.

3.3.     Directors and Officers of the Surviving Corporation. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall become and constitute the only directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and applicable Law, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall become and constitute the only officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and applicable Law.  The Parties shall take all actions necessary to give effect to the foregoing provision, including the delivery of all applicable instruments and notices of resignation.

ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.     Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of Parent, in its capacity as the sole stockholder of Merger Sub:

(a)     Common Stock.  Each Share (other than the Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (such Shares, the “Eligible Shares”) shall be automatically converted into the right to receive the Per Share Merger Consideration in cash, without interest thereon and subject to any required withholding of Taxes, shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate representing Eligible Shares, and each Book-Entry Share representing Eligible Shares, shall thereafter only represent the right to receive the Per Share Merger Consideration, payable pursuant to Section 4.2.

(b)     Treatment of Excluded Shares.  Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)     Treatment of Dissenting Shares. Each Dissenting Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall be subject to the provisions of Section 4.2(g).

(d)     Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

4.2.     Exchange of Certificates and Delivery of Merger Consideration.

(a)     Deposit of Merger Consideration and Paying Agent.

(i)     As promptly as practicable after the Effective Time, but on the Closing Date, Parent shall deposit, or cause to be deposited, with a paying agent selected and engaged by Parent prior to the Closing Date that is reasonably acceptable to the Special Committee (the “Paying Agent”), an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares pursuant to Section 4.2(b) (the aggregate amount of cash deposited, the “Exchange Fund”).

(ii)     The agreement pursuant to which Parent appoints the Paying Agent (the “Paying Agent Agreement”) shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed).  Pursuant to the Paying Agent Agreement, among other things, the Paying Agent shall (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms of this Agreement and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding 30 days.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1(a), Parent shall promptly replace or restore or cause the replacement or restoration of the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments in full as required by this Agreement.  Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(b) and Section 4.3(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.

(b)     Procedures for Surrender.

(i)     As promptly as reasonably practicable after the Effective Time (but in any event within three Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each former holder of record of Eligible Shares that are held in the form of (A) Certificates or (B) Book-Entry Shares not held through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to such Certificates and Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or the surrender of such Book-Entry Shares, as applicable, to the Paying Agent such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1.

(ii)     With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(iii)     Upon surrender to the Paying Agent of Certificates or Book-Entry Shares in accordance with the instructions set forth in Section 4.2(b)(i) and Section 4.2(b)(ii), as applicable, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holder, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1.

(iv)     For the avoidance of doubt, no interest will be paid or accrued for the benefit of any former holder of Eligible Shares on any amount payable upon the surrender of any Certificates or Book-Entry Shares.

(v)     In the event of a transfer of ownership of any Certificate that is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued to such a transferee if the Certificate is or the Certificates are properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to Parent and the Paying Agent.  Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(c)     Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books or ledger of the Company of any Shares.  If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share formerly representing any Eligible Shares is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV and in accordance with Section 4.2(b)(v).

(d)     Termination of Exchange Fund.

(i)     Any portion of the Exchange Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Shares for one year from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent.  Any former holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) in respect thereof.

(ii)     Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Eligible Shares or Company Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)     Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such Certificate an amount in cash (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the product obtained by multiplying (i) the number of Eligible Shares formerly represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

(f)     Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent (and any of their Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

(g)     Dissenter’s Rights.  No Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares formerly owned by such Dissenting Stockholder.  Each Dissenting Stockholder shall be entitled to receive only the payment of the fair value (as defined in NRS 92A.320) of the Dissenting Shares formerly owned by such Dissenting Stockholder in accordance with the NRS, solely to the extent such Dissenting Stockholder has perfected and not withdrawn or otherwise lost, and is otherwise entitled to, dissenter’s rights in accordance with the NRS.  The Company shall give Parent (i) prompt notice and copies of any written demands for dissenter’s rights, attempted or purported withdrawals of such demands and any other instruments received by the Company relating to any Person’s assertion of or demand for dissenter’s rights and (ii) the opportunity to participate in and, if Parent elects, direct all negotiations and Proceedings with respect to any such assertions and demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenter’s rights, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing.  If any Dissenting Stockholder withdraws its assertion or demand for dissenter’s rights or otherwise waives or loses its dissenter’s rights under the Dissenter’s Rights Statutes with respect to any Dissenting Shares, such Dissenting Shares shall be deemed to have been Eligible Shares and thereupon be converted into the right to receive, without any interest thereon, the aggregate Per Share Merger Consideration with respect to such Eligible Shares pursuant to this Article IV.

4.3.     Treatment of Company Options.

No Company Options are outstanding.

4.4.     Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities of a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise prohibited by, this terms of this Agreement.

ARTICLE V
Representations and Warranties of the Company

The Company hereby represents to Parent and Merger Sub that, except as set forth in (i) the corresponding sections of any confidential Disclosure Schedule delivered to Parent by the Company prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face), (ii) the SMG Transaction Documents, or (iii) any Company Report filed by the Company with the SEC after March 31, 2020:

5.1.     Organization, Good Standing and Qualification. The Company is a corporation duly incorporated and organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.  The Company has made available to Parent correct and complete copies of the Company’s Organizational Documents in the forms that are in full force and effect as of the date of this Agreement.

5.2.     Subsidiaries. The Company does not own, directly or indirectly, any capital stock, voting securities, partnership interests or equity securities of any Person.

5.3.     Capital Structure.

(a)     The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.  As of the date of this Agreement, the only issued and outstanding capital stock of the Company consists of 34,328,036 shares of Common Stock.  All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are free and clear of any Encumbrance.  No shares of Common Stock are available for issuance under the Equity Plan, and the Company currently has no shares of Common Stock reserved for future issuance.  The Company does not have outstanding any bonds, debentures, notes or other obligations under which the holders thereof have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter.  There are no equity awards outstanding under the Equity Plan.

(b)     None of the outstanding shares of capital stock of the Company was issued in violation of any preemptive rights or similar rights to subscribe for, purchase or otherwise acquire securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

(c)     There are no outstanding Company Options. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  There are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. Since the close of business on August 30, 2017, the Company has not issued any capital stock.

(d)     The Equity Plan is the only plan or program maintained by the Company under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity or equity-based awards (“Equity Awards”) have been granted. No Equity Awards have been granted under the Equity Plan and remain outstanding. The Equity Plan expired pursuant to its terms on August 30, 2015 and no further action or authorization on the part of the Company, the Company Board or the Company Compensation Committee is necessary to terminate the Equity Plan.

5.4.     Corporate Authority; Approval and Fairness Opinion.

(a)     The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to obtaining the Requisite Company Vote.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles (the “Bankruptcy and Equity Exception”).

(b)     At a meeting duly called and held on or prior to the date hereof, the Special Committee duly adopted resolutions whereby the Special Committee (i) unanimously (A) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (B) recommended that the Company Board adopt and approve this Agreement and the transactions contemplated by this Agreement (including the Merger). As of the date hereof, such resolutions have not been withdrawn or modified.

(c)     At a meeting duly called and held on or prior to the date hereof, the Company Board duly adopted resolutions whereby the Company Board (A) adopted, pursuant to NRS 92A.120, and approved this Agreement and the transactions contemplated by this Agreement, (B) directed that this Agreement be submitted for approval by a vote of the holders of Shares at the Company Stockholders Meeting and (C) recommended that the holders of Shares vote affirmatively at the Company Stockholders Meeting to approve this Agreement and the Merger (the “Company Recommendation”).  As of the date hereof, such resolutions have not been withdrawn or modified.

(d)     The Special Committee has received a fairness opinion from Stifel, Nicolaus & Company, Incorporated, financial advisor to the Special Committee, in such form as is acceptable to the Special Committee and to the effect that, as of the date of such opinion, and subject to the qualifications, exceptions and limitations set forth therein, the Per Share Merger Consideration to be paid by Parent under this Agreement is fair, from a financial point of view, to the Unaffiliated Stockholders. A copy of such opinion will be delivered to Parent solely for informational purposes not later than 24 hours after the execution and delivery of this Agreement.

5.5.     Governmental Filings; No Violations; Certain Contracts.

(a)     Other than the filing of the Articles of Merger with the Nevada Secretary of State and the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations with, to or from any Governmental Entity under the Exchange Act and pursuant to the rules and regulations of OTC Markets Group Inc., as applicable, no expirations of waiting periods are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be made or obtained by the Company with or from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the Company following the Effective Time, except where the failure to satisfy such waiting period or to make, give or obtain such filing, notice, report, consent, registration, approval, permit or authorization would not have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(b)     The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under the Organizational Documents of the Company, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the loss of any benefit under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the rights or assets of the Company pursuant to, or any change in the substantive rights or obligations of any party under any Contract binding upon the Company or (iii) under any Law or Order applicable to the Company, except, in the case of clause (ii) or (iii) of this Section 5.5(b), any such items that, individually or in the aggregate, have not have, and would not have, a Material Adverse Effect (it being agreed that for purposes of this Section 5.5(b), effects resulting from or arising in connection with the matters set forth in clause (c) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect has occurred) or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.6.     Compliance with Laws; Licenses.

(a)     Compliance with Laws.

(i)     To the Knowledge of the Company, the business of the Company has not been, and is not being, conducted in violation of any applicable Law.  No investigation, review or Proceeding by any Governmental Entity with respect to the Company, any of its assets or properties or any of its officers or directors arising out of their service to the Company is pending or, to the Knowledge of the Company, threatened.

(ii)     Neither the Company nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(b)     Licenses.  To the Knowledge of the Company, the Company has obtained, holds and is in compliance in all material respects with all Licenses necessary to conduct its business as currently conducted (collectively, “Material Licenses”). The Company has not received any notice of Proceedings relating to the revocation or modification of any Material License.

5.7.     Company Reports.

(a)     The Company has filed with or furnished to the SEC, as applicable, on a timely basis (giving effect to all extensions of any periods to so file that were obtained pursuant to filings by the Company on Form 12b-25 under the Exchange Act), all Company Reports.

(b)     Each of the Company Reports, at the time of its filing with or being furnished to the SEC complied, or if not yet filed or furnished, will comply, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.  As of their respective dates (or, if amended or supplemented, as of the date of such amendment or supplement), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

5.8.     Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

(a)     The Company maintains disclosure controls and procedures (as defined in the Exchange Act) reasonably designed to ensure that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b)     The Company maintains internal controls over financial reporting (as such term is defined in the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)     The Company’s management has completed an assessment of the effectiveness of the internal control over financial reporting of the Company in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2020, and such assessment concluded that such system was effective.  Since such date, there have been no changes in the internal control over financial reporting of the Company that have materially affected, or would reasonably be likely to materially affect, the internal control over financial reporting of the Company.

(d)     Since the Applicable Date, the Company has not become aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any material weaknesses in internal control over financial reporting, (ii) any allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or (iii) any material violation of or failure to comply in all material respects with United States federal securities laws.

(e)     The Company has made available to Parent (i) a summary of all written disclosures made by management to the Company’s auditors and Audit Committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board.  Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters, have been received by the Company.  The Company has made available to Parent a summary of all material complaints or concerns made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

5.9.     Financial Statements; No Undisclosed Liabilities; “Off-Balance Sheet Arrangements”; Books and Records.

(a)     Financial Statements.  Each of the balance sheets included in or incorporated by reference in the Company Reports fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the financial position of the Company as of its date and each of the statements of operations, comprehensive loss, changes in stockholders’ (deficit) equity and cash flows included in, or incorporated by reference in, the Company Reports fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss), changes in financial position and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved.

(b)     No Undisclosed Liabilities.  Except for obligations, liabilities and Indebtedness (i) reflected or reserved against in the Company’s most recent balance sheets included in or incorporated by reference in the Company Reports filed prior to the date of this Agreement, (ii) that would be incurred in connection with the transactions contemplated by this Agreement, or (iii) incurred in the Ordinary Course of Business since the date of such balance sheet, there are no obligations, liabilities or Indebtedness of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed or any other facts or circumstances that would reasonably be expected to result in any material claims against, or obligations, liabilities or Indebtedness of, the Company.

(c)     “Off-Balance Sheet Arrangements”.  The Company is not a party to, and is not subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

(d)     Books and Records.  The books of account of the Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.  The corporate records and minute books of the Company have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are correct and complete in all material respects.  The financial statements of the Company have been prepared in a manner consistent in all material respects with the books of account and other records of the Company.

5.10.     Litigation.

(a)     There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company (except as set forth in 5.10(c) below).

(b)     The Company is not a party to or subject to the provisions of any Order that restricts the manner in which the Company conduct its business in any material respect, or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(c)     None of the Company, or any director or officer thereof, is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty nor, to the Knowledge of the Company, is any such Proceeding threatened.   Since the Applicable Date, the Company has not been the subject of any investigation by the SEC involving the Company or any current or former director or officer of the Company, nor, to the Knowledge of the Company, is any such investigation threatened. The Company shall inform Parent of any such investigation promptly after it receives any notice thereof.

5.11.     Absence of Certain Changes. Since the Applicable Date and through the date of this Agreement, (i) the Company has conducted its business only in the Ordinary Course of Business; and (ii) there has not occurred any event, change, development, circumstance or fact that, individually or taken together with any other events, changes, developments, circumstances, facts or effects, have had or could reasonably be expected to have a Material Adverse Effect.

5.12.     Company Material Contracts.

(a)     Except for this Agreement, the SMG Transaction Documents, the compensation for the Special Committee approved by resolution of the Company Board on June 5, 2020, and the Contracts provided to Parent by the Company in connection with the due diligence related to this Agreement, including any Company Benefit Plan, as of the date of this Agreement, the Company is not a party to, bound by or subject to any Contract:

(i)     related to any settlement of any Proceeding within the past three years;

(ii)     constituting a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;

(iii)     evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or any similar Contract to which the Company is a party;

(iv)     for any Leased Real Property or the lease of personal property providing, in each case, for annual payments thereunder of $50,000 or more, individually, or $250,000 or more, in the aggregate;

(v)     involving the payment or receipt of (x) royalties, licensing fees or advances of more than $50,000 in the aggregate or (y) any other amounts of more than $25,000 in the aggregate, in each case in the 12-month period ending on March 31, 2020 and March 31, 2019, or reasonably expected to be paid or received in the 12-month period ending on March 31, 2021;

(vi)     with any equity holder of the Company;

(vii)     between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, on the other hand;

(viii)     relating to Indebtedness of the Company of $100,000 or more;

(ix)     containing any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person or any of its affiliates;

(x)     providing for indemnification by the Company of any Person or pursuant to which any indemnification obligations of the Company remain outstanding or otherwise survive as of the date of this Agreement;

(xi)     that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company;

(xii)     relating to the acquisition or disposition of any assets or business (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise) pursuant to which the Company reasonably expects to be required to pay any earn-out, deferred or other contingent payments;

(xiii)     that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock of the Company or the incurrence of Indebtedness by the Company;

(xiv)     that (1) purports to limit in any material respect either the type of business in which the Company may engage or the manner or locations in which any of them may so engage in any business, (2) could require the disposition of any material assets or line of business of the Company, (3) grants “most favored nation” status or (4) prohibits or limits the right of the Company in any material respect to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights;

(xv)     that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(xvi)     providing for a joint venture, partnership, limited liability company or similar arrangement involving the sharing of profits, losses, costs or liabilities with any third party;

(xvii)     that includes a “change in control” provision or similar provision that that would be “triggered” by the consummation of the transactions contemplated by this Agreement or that requires the approval or consent of any other party thereto in connection with the consummation of the transactions contemplated by this Agreement or that will terminate or result in the loss of benefits to the Company thereunder as a result of such transactions;

(xviii)     that would be binding on Parent or any Affiliate of Parent or effect of the properties, assets or business of Parent or any Affiliate of Parent after the Effective Date; or

(xix)     any other Contract or group of related Contracts not otherwise described in the foregoing clauses (i) through (xviii) of this Section 5.12(a) that is material to the Company, taken as a whole (together with each Contract constituting any of the foregoing types of Contract described in clauses (i) through (xviii) of this Section 5.12(a) and together with any Contract that has been or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed as a “material contract” on a Current Report on Form 8-K or pursuant to Item 404 of Regulation S‑K under the Securities Act, the “Company Material Contracts” and, each, a “Company Material Contract”).

(b)     A correct and complete copy of each Company Material Contract has been made available to Parent.  Each Company Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.  Except as, individually or in the aggregate, has not had, and will not have, a Material Adverse Effect and will not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, there is no breach or event of default under any Material Company Contract by the Company or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

5.13.     Affiliate Transactions.

As of the date hereof, no relationship, direct or indirect (including any transaction or series of transactions, taken as a whole), exists between the Company, on the one hand, and any officer, director or Affiliate (other than Parent and its Affiliates) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in Company Reports, which is not described therein.

5.14.     Employee Benefits.

(a)     The Company has provided to Parent in connection with the due diligence related to this Agreement a correct and complete list of each Company Benefit Plan.

(b)     With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, (i) if any material Company Benefit Plan is not set forth in a written document, a written description of such plan; and (ii) correct and complete copies of, (A) the Company Benefit Plan document, including any amendments or supplements thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) the most recently prepared actuarial report and (C) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c)     (i) Each Company Benefit Plan (including any related trusts) has been established, operated and administered in material compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all material contributions or other material amounts payable by the Company with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no claims or Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, by, on behalf of or against any Company Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company.

(d)     With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)     Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, opinion letter, or advisory letter from the Internal Revenue Service upon which it may rely as to its qualification and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such ERISA Plan.  With respect to any ERISA Plan, the Company has not engaged in any transaction in connection with which the Company reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)     Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits.  To the extent that the Company sponsors such plans, the Company has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

5.15.     Labor Matters.

(a)     The Company is not a party to any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company.

(b)     There is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, arbitration or grievance pending or, to the Knowledge of the Company, threatened, that has interfered or may interfere in any material respect with the business activities of the Company.  The Company is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees and equitable pay practices) and occupational safety and health.  The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(c)     To the Knowledge of the Company, in the last ten (10) years, (i) no allegations of sexual harassment have been made against any officer of the Company, and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of the Company.

5.16.     Environmental Matters.

(a)     To the Knowledge of the Company, the Company (i) has complied at all times with all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance in all material respects with all terms and conditions of any such permit, license or approval; (iii) does not own, occupy or operate any property (including soils, groundwater, surface water, buildings and surface and subsurface structures) and, to the Knowledge of the Company, has not previously owned, occupied or operated and property that is contaminated with any Hazardous Substance; (iv)  is not subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (v) has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law and is not subject to any pending or threatened Proceeding relating to Environmental Law; and (vi)  is not subject to any Order or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liabilities or obligations under any Environmental Law.

(b)     The Company has no Knowledge of any other circumstances or conditions involving the Company that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

5.17.     Tax Matters.

(a)     The Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Covered Tax Returns required to be filed by the Company with the appropriate Taxing Authority and all such filed Covered Tax Returns are true, correct and complete in all respects, (ii) has paid all Covered Taxes that are required to have been paid by the Company (whether or not shown on any Covered Tax Return), (iii) has withheld and paid all Taxes required to have been withheld and paid by the Company in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor, director or other third party (each as determined for Tax purposes), (iv) has complied with all information reporting (and related withholding) and record retention requirements, (v) has not consented to, or been requested to consent to, give a waiver or extension (or is subject to a waiver or extension that has been given by, or would be subject to a waiver or extension that has been requested from, any other Person) of time in which any Covered Tax may be assessed or collected by any Taxing Authority, and (vi) has not requested or been granted an extension of time for filing any Covered Tax Return which has not yet been filed.

(b)     No federal, state, provincial, local, or non-U.S. tax audits or administrative or judicial Proceedings for or relating to Covered Taxes have been threatened are pending or being conducted with respect to the Company, there are no matters under discussion with the IRS or other Taxing Authority relating to any Covered Tax Return of the Company, and all such past audits, Proceedings and other matters have been fully and irrevocably settled and/or satisfied without any pending, ongoing or future liability. The Company has not received from any federal, state, provincial, local, or non-U.S. Taxing Authority any (i) notice indicating an intent to open an audit or other review with respect to Covered Taxes or (ii) notice of deficiency, proposed adjustment or other claim for any amount of Covered Tax proposed, asserted, or assessed by any Taxing Authority against the Company.

(c)     No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction.

(d)     The Company has made available to Parent correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the prior six-year period.

(e)     There are no Encumbrances for Taxes (except for current Taxes not yet due and payable) on any of the assets of the Company.

(f)     The Company is not a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement between the Company and a member of the Affiliated Group the common parent of which is the Ultimate Parent, or (ii) such an agreement entered into in the ordinary course of business, the principal purpose of which is not to indemnify for Taxes).

(g)     The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Ultimate Parent) and (ii) does not have any liability for the Taxes of any other person (other than a member of the Affiliated Group the common parent of which is the Ultimate Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by Contract or otherwise.

(h)     The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)     The Company has not agreed, and is not required, to make any adjustment under Section 481 of the Code, and no Taxing Authority has proposed any such adjustment or change in accounting method.

(j)     The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(k)     The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority.

(l)     The Company is not formed, and is not resident for Tax purposes, outside of the United States. The Company does not have, and has never had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.

(m)     The Company is not a party to a joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(n)     Except for powers of attorney granted to KPMG in connection with certain state filings, the Company has not granted, and no other Person on behalf of the Company has granted, to any Person any power of attorney that is currently in force with respect to any Tax matter.

(o)     The Company is not, and has never been, a party to any “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1) and (2), respectively.

(p)     At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) as a result of any election under Section 108(i) of the Code (or any similar provision of state, local or foreign law) with respect to the discharge of any indebtedness on or prior to the Closing Date.

(r)     The information provided by the Company for purposes of preparing the Scotts Consolidated Returns was true, correct and complete in all respects and the Company is not aware of any changes or corrections to such information that have not been reported to Parent or Ultimate Parent and adequately reserved for in the Company’s financial statements.

5.18.     Real Property.

(a)     The Company does not own any real property.

(b)     With respect to the Company’s Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) the Company is not in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or event of default by the Company or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (iii) there are no written or oral subleases, concessions or other Contracts or arrangements granting to any Person other than the Company the right to use or occupy any such property, and (iv) such property and all buildings, structures, improvements and fixtures located thereon have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used.

(c)     The Company has not received any notice of any pending or threatened condemnation of any Leased Real Property by any Governmental Entity, nor, to the Knowledge of the Company, are there any public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect the Leased Real Property, in each case, that would reasonably be expected to materially interfere with the business or operations of the Company as currently conducted.

5.19.     Title to Tangible Property.

(a)     The Company has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected on balance sheets included in or incorporated by reference in the Company Reports filed with the SEC and publicly available prior to the date of this Agreement.

(b)     All tangible properties and assets reflected in the balance sheets included in or incorporated by reference in the Company Reports filed with the SEC are held free and clear of all Encumbrances, except for Encumbrances reflected on such balance sheets, Encumbrances for current Taxes not yet due and other Encumbrances that do not and will not materially impair the use or value of the property or assets subject thereto.

(c)     The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company are sufficient to carry on its business in all material respects as conducted as of the date of this Agreement, and the Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, all machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the business of the Company, free and clear of all Encumbrances, except for Encumbrances that do not and will not materially impair the use or value of such property and assets.

5.20.     Intellectual Property.

(a)     The Company has provided to Parent in connection with the due diligence under this Agreement a true and complete list of all registrations and applications for registration for all Registered Company Intellectual Property Rights. All registration, maintenance and renewal fees and filings in respect of the Registered Company Intellectual Property Rights have been paid to and/or filed with, if and when due, the relevant Governmental Entities for the purpose of registering, maintaining and renewing such Registered Company Intellectual Property Rights.

(b)     To the Knowledge of the Company, the business of the Company does not infringe on and has not infringed on the Intellectual Property Rights of any Person, and there is no Proceeding pending against, or, to the Knowledge of the Company, threatened alleging any of the foregoing.

(c)     To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Company Intellectual Property Right and no Company Intellectual Property Right is subject to any outstanding Order adversely affecting or restricting the validity or enforceability of, or the Company’s ownership or use of, or rights in or to, any such Company Intellectual Property Right.

(d)     To the Knowledge of the Company, the Company owns or otherwise has sufficient and valid rights to use all Intellectual Property Rights material to, and used in or necessary for, the conduct of its business as currently conducted and as currently planned to be conducted, all of which rights will survive the consummation of the transactions contemplated by this Agreement, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Right. The Company solely and exclusively owns, free and clear of any Encumbrances, all Company Intellectual Property Rights.

(e)     The Company (i) has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of any Company Intellectual Property Rights which require confidentiality for the preservation of such rights and (ii) has obtained and is in possession of written agreements from all Persons, including all past and current employees and independent contractors, who have contributed to, developed or conceived any Company Intellectual Property Rights requiring that such Persons assign such Company Intellectual Property Rights to the Company and prohibiting such Persons from disclosing the Trade Secrets of the Company.

(f)     The Company (i) maintains written policies and procedures reasonably designed to ensure the security, integrity and privacy of Personal Information, and card account, bank account and other financial information collected from consumers and customers that is received, transmitted or stored by the Company in accordance with Data Security Requirements and that are commercially reasonable; and (ii) is in material compliance with, and since January 1, 2017 has materially complied with, all applicable Data Security Requirements. The Company has not experienced any incident in which Personal Information was or may have been stolen or improperly accessed, including any breach of security and the Company has not received any written notices or complaints from any Person with respect thereto.

(g)     The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the information technology systems used by the Company from any unauthorized use, access, interruption, or modification.

5.21.     Insurance. All Insurance Policies are maintained with reputable insurance carriers. The Insurance Policies, together with the insurance policies maintained by Ultimate Parent or any of its Subsidiaries for the benefit of the Company, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks.  Each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or event of default, or permit a termination of any of the Insurance Policies.  The Company has made available to Parent correct and complete copies or summary descriptions of the Insurance Policies.

5.22.     Takeover Statutes. The Company has taken all action, if any, necessary to render inapplicable any control share acquisition, business combination, or other similar anti-takeover provision under the Company’s Organizational Documents or any applicable Takeover Statute that is or could become applicable to Parent, Merger Sub, this Agreement, the Merger or the other transactions contemplated hereby. The Company does not have a shareholder rights plan, poison pill or similar plan.

5.23.     Brokers and Finders. Neither the Company nor any of its directors or employees (including any officers) has employed any broker, finder or investment bank or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that the Company has employed Stifel, Nicolaus & Company, Incorporated as financial advisor to the Special Committee, whose fees and expenses will be paid by the Company.  The Company has made available to Parent a correct and complete copy of each Contract pursuant to which Stifel, Nicolaus & Company, Incorporated is entitled to any fees and expenses in connection with the transactions contemplated by this Agreement.  Prior to or at the Closing, Parent and Merger Sub shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 5.23 that may be due in connection with the transactions contemplated by this Agreement.

5.24.     No Other Representations or Warranties. Except for the express written representations and warranties made by the Company, neither the Company nor any of its Representatives or any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and the Company hereby expressly disclaims making any such other representations or warranties.  Notwithstanding the foregoing provisions of this Section 5.24, nothing in this Section 5.24 shall limit Parent’s or Merger Sub’s remedies with respect to claims against the Company for fraud or intentional or willful misrepresentation by the Company or any of its Affiliates in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement.

ARTICLE VI
Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections of the confidential Disclosure Schedule delivered to the Company by Parent prior to or concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties set forth in this Agreement, disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:

6.1.     Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to consummate the transactions contemplated by this Agreement.  Merger Sub has been organized for the sole purpose of consummating the Merger and the other transactions contemplated by this Agreement and, since its date of incorporation, has conducted no business activities or operations other than as necessary to facilitate the consummation of the Merger and the other transactions contemplated by this Agreement.

6.2.     Corporate Authority.

Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by Parent (as the sole stockholder of Merger Sub).  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3.     Governmental Filings; No Violations; No Litigation.

(a)     Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations with, to or from any Governmental Entity pursuant to the NRS or under the Exchange Act, no expirations of waiting periods are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by  Parent or Merger Sub with, nor are any required to be obtained by  Parent or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, except where the failure to comply with such waiting period or to make or obtain such filing, notice, report, consent, registration, approval, permit or authorization would not have a Parent Material Adverse Effect.

(b)     The execution, delivery and performance of this Agreement by  Parent and Merger Sub do not, and the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub, (ii) a breach or violation of, or default under, any Contract binding upon Parent or Merger Sub, or (iii) conflict with or result in a violation of any Law or Order to which either Parent or Merger Sub is subject, except in the case of clauses (ii) or (iii) as would not have a Parent Material Adverse Effect.

(c)     There are no Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

6.4.     Available Funds. At the Closing, Parent will have available to it, or will cause Merger Sub to have available to it, immediately available cash funds sufficient to pay, in full, all amounts required to be paid by Parent and Merger Sub pursuant to Article IV of this Agreement and otherwise to consummate the transactions contemplated by this Agreement (including the payment of all fees and expenses payable by Parent and Merger Sub in respect thereof). Ultimate Parent is executing this Agreement solely for the purpose of guaranteeing (a) the representation of Parent set forth in the immediately preceding sentence and (b) the performance of the obligations of (i) the Company and the Surviving Corporation under the Indemnification Agreements and the exculpation, indemnification and advancement of expenses provisions of the Company’s Organizational Documents in effect as of the date of this Agreement and (ii) the insurer under the D&O Insurance. The foregoing notwithstanding, Ultimate Parent may assert as a defense to such payment and performance any defense to any such payment and performance that Parent, the Company, the Surviving Corporation or the insurer could assert pursuant to the terms of this Agreement, the Indemnification Agreements, the Company’s Organizational Documents or the D&O Insurance, as applicable. Except for the guarantee of Ultimate Parent set forth in this Section 6.4, Ultimate Parent does not make any express or implied guarantee, representation or warranty with respect to itself, any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement.  Ultimate Parent expressly disclaims any such other guaranties, representations or warranties, and the Company acknowledges and agrees that none of the Company or its Affiliates or Representatives has relied on or are relying on any such other guaranties, representations or warranties.

6.5.     Brokers and Finders. Neither Parent nor any of its directors or employees (including any officers) has employed any broker, finder or investment bank or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement.

6.6.     No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub, none of Parent, Merger Sub or any of their Representatives or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and Parent and Merger Sub each hereby expressly disclaims making any such other representations or warranties.  Notwithstanding the foregoing, nothing in this Section 6.6 shall limit the Company’s remedies against Parent or Merger Sub with respect to claims against Parent or Merger Sub for fraud or intentional or willful misrepresentation by Parent, Merger Sub or any of their Affiliates in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement.

ARTICLE VII
Covenants

7.1.     Interim Operations.

(a)     The Company shall, from and after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, with such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly required by this Agreement or as required by applicable Law, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, shall use its reasonable best efforts to, preserve its business organization intact and maintain satisfactory relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its present employees and agents.  Without limiting the generality of and in furtherance of the foregoing sentence, from the date of this Agreement until the Effective Time, except as otherwise expressly required by this Agreement, required by applicable Law, required by the express terms of any Company Material Contract made available to Parent prior to the date of this Agreement, or approved in writing by Parent, the Company shall not:

(i)     adopt or propose any change in its Organizational Documents;

(ii)     merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or business;

(iii)     acquire assets from any other Person, other than acquisitions of raw materials, inventory, equipment, tooling, and supplies in the Ordinary Course of Business;

(iv)     issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock of the Company, securities convertible or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities (other than in respect of Company Options outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Equity Plan as in effect on the date of this Agreement);

(v)     enter into any Contracts or other arrangements between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning one percent or more of the outstanding Shares, on the other hand, except for compensatory arrangements entered into in the Ordinary Course of Business with Company Employees consistent with Section 7.1(a)(xxiii) and transactions with Parent or its Affiliates;

(vi)     create or incur any Encumbrance that is not incurred in the Ordinary Course of Business on any of the assets of the Company;

(vii)     make any loans, advances, guarantees or capital contributions to or investments in any Person;

(viii)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its Common Stock;

(ix)     reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Common Stock or securities convertible or exchangeable into or exercisable for any shares of its Common Stock;

(x)     incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security);

(xi)     enter into any Contract that would have been a Company Material Contract had it been entered into prior to this Agreement;

(xii)     other than with respect to Company Material Contracts related to Indebtedness, which shall be governed by Section 7.1(a)(x), terminate or amend, modify, supplement or waive, or assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Company Material Contract, except for (x) expirations of any such Contract in the Ordinary Course of Business and in accordance with the terms of such Contract with no further action by the Company or other party to such Contract, except for any ministerial actions, (y) non-exclusive licenses under Intellectual Property Rights owned or purported to be owned by the Company granted in the Ordinary Course of Business or (z) terminations, amendments, modifications, assignments, conveyances, transfers or expirations where, concurrent therewith, the Company enters into a replacement Contract providing substantially similar property, products or services on substantially similar terms;

(xiii)     cancel, modify or waive any debts or claims held by the Company or waive any material rights;

(xiv)     except as expressly provided for by Section 7.13, amend, modify, terminate, cancel or let lapse an Insurance Policy, unless simultaneous with such termination, cancellation or lapse of any such Insurance Policy, a replacement self-insurance program is established by the Company or a replacement policy underwritten by an insurance company of nationally recognized standing is in full force and effect, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed Insurance Policy for substantially similar premiums, as applicable, as in effect as of the date of this Agreement;

(xv)     other than with respect to Transaction Litigation, which shall be governed by Section 7.16, and settlement of trade accounts payable in the Ordinary Course of Business, settle or compromise any Proceeding for an amount in excess of $100,000 individually or $250,000 in the aggregate during any calendar year;

(xvi)     make any changes with respect to the legal structure of the Company or to the Company’s accounting policies or procedures, except as required by changes in GAAP or Law;

(xvii)     enter into any line of business in any geographic area other than the existing lines of business of the Company and lines of products and services reasonably ancillary to any existing line of business;

(xviii)     make any material changes to the existing lines of business of the Company or adopt or make any material modifications to the Company’s strategic plan;

(xix)     make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute, surrender any right to claim a refund or take any action which would be reasonably expected to result in an increase in the Tax liability of the Company, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent or its Affiliates;

(xx)     transfer, sell, lease, divest, cancel, allow to lapse or expire, or otherwise dispose of or transfer, or permit or suffer to exist the creation of any Encumbrance upon, any assets (tangible or intangible, including any Company Intellectual Property Rights), Licenses, product lines or business of the Company, except in connection with services provided in the Ordinary Course of Business or sales of obsolete assets;

(xxi)     cancel, abandon or otherwise allow to lapse or expire any Company Intellectual Property Rights, except in the Ordinary Course of Business with respect to Company Intellectual Property Rights that are not material to any business of the Company;

(xxii)     adopt or implement any shareholder rights plan or similar arrangement;

(xxiii)     except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) increase in any manner the compensation or fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, except reasonable holiday bonuses payable to all employees, reasonable compensation adjustments for customer service employees, and reasonable compensation adjustments required for exceptional performance or specific needs not to exceed $100,000 in the aggregate unless approved in advance by the Board, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) forgive any loans or make any extensions of credit in the form of a personal loan to any Company Employee (other than routine travel advances issued in the Ordinary Course of Business), (F) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000 or (G) terminate the employment of any executive officer other than for cause;

(xxiv)     become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xxv)     fail to maintain policies and procedures designed to ensure compliance with the FCPA and Other Anti-Bribery Laws;

(xxvi)     fail to maintain policies and procedures designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company operates or is otherwise subject to jurisdiction;

(xxvii)     take any action or fail to take any action that is reasonably expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xxviii)      create a Subsidiary of the Company; or

(xxix)      agree, authorize or commit to do any of the foregoing.

(b)     Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time

7.2.     Acquisition Proposals; Change of Recommendation.

(a)     No Solicitation.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, except as expressly permitted by this Section 7.2, the Company shall not, and shall direct its directors, employees (including officers) and Representatives not to, directly or indirectly:

(i)     initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or, would reasonably be expected to lead to, an Acquisition Proposal;

(ii)     engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to inform any Person who has made any inquiry with respect to, or who has made, an Acquisition Proposal of the provisions of this Section 7.2);

(iii)     provide any information or data concerning the Company or access to the Company‘s properties, books and records to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iv)     enter into any Alternative Acquisition Agreement;

(v)     take any action to exempt any third party from the restrictions on “business combinations” or acquisitions or voting of Common Stock under any applicable Takeover Statute or otherwise cause such restrictions not to apply;

(vi)     grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; or

(vii)     agree, authorize or commit to do any of the foregoing.

(b)     Window Shop Exceptions.  Notwithstanding anything to the contrary set forth in Section 7.2(a), but subject to the provisions of Section 7.2(c), prior to the time, but not after, the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal, the Company (only through the Special Committee and its Representatives) may:

(i)     provide non-public Company and other information and data concerning the Company and access to the Company’s properties, books and records in response to a request to the Person who made such Acquisition Proposal; provided that such information or data has previously been made available to Parent or its Representatives in connection with the transactions contemplated by this Agreement, or if not previously made available to Parent or its Representatives, such information or data is made available to Parent not later than 24 hours after the time such information and data is made available to such Person, and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms not less restrictive to the other party than the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not contain any “standstill” or other similar provisions, and provided that such confidentiality agreement shall not include any restrictions that could restrain the Company from satisfying its information and Parent notification obligations contemplated by Section 7.2(c)) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); and

(ii)     engage or otherwise participate in any discussions or negotiations with any such Person who made such Acquisition Proposal regarding such unsolicited, bona fide written Acquisition Proposal (including to request from such Person or its Representatives clarification of the terms and conditions of such Acquisition Proposal to the extent necessary for the Special Committee and its Representatives to become fully informed with respect to such proposed terms and conditions), if, and only if, prior to taking any action described in clause (i) or clause (ii) of this Section 7.2(b), the Special Committee determines in good faith, after consultation with outside legal counsel, that (A) based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal and (B) based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, the failure to take such action would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law.

(c)      Notice of Acquisition Proposals.  The Company shall promptly (but, in any event, within 48 hours) give notice to Parent of (i) any inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal received by the Company or the Special Committee (or its Representatives), (ii) any request for non-public information or data concerning the Company or access to the Company’s properties, books or records in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal received by the Company, the Special Committee (or its Representatives), or (iii) any new substantive developments or discussions or negotiations relating to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, setting forth in such notice, to the extent not theretofore publicly disclosed or previously disclosed to Parent, the name of the applicable Persons who made the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the request for the information or data (including, if applicable, correct and complete copies of any written Acquisition Proposals and other proposed transaction documentation (or where no written proposed transaction documentation have been provided to the Company, a reasonably detailed written summary of the proposed transaction terms then-known by the Company or Special Committee), and thereafter shall keep Parent reasonably informed, on a prompt basis (but, in any event, within 24 hours of any substantive development or change in status) of the status and terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers, or information requests (including any amendments or supplements thereto) and the status of any such substantive developments or discussions, or negotiations. The Company shall provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent by or provided to the Company or the Special Committee (or their Representatives) from any Person that describes any of the terms or conditions of any Acquisition Proposal.

(d)     Change of Recommendation Permitted in Certain Circumstances.

(i)     Except as permitted by Section 7.2(d)(ii) and Section 7.2(e), none of the Company Board, the Special Committee or any other committee of the Company Board shall:

(A)     withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;

(B)     fail to include the Company Recommendation in the Proxy Statement;

(C)     at any time following receipt of an Acquisition Proposal (other than a tender or exchange offer as contemplated by clause (D) below that has been publicly disclosed), fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent;

(D)     fail to recommend rejection (pursuant to Rule 14e-2(a)(1) under the Exchange Act and under cover of Schedule 14D-9 filed by the Company with the SEC) of any tender offer or exchange offer for outstanding Shares that has been commenced by any Person (other than by Parent or an Affiliate of Parent) pursuant to Rule 14d-2 under the Exchange Act on or prior to the 10th Business Day after such commencement;

(E)     approve, authorize or recommend (or determine to approve, authorize or recommend) or publicly declare advisable any Acquisition Proposal or other proposal that would be reasonably expected to lead to an Acquisition Proposal or any Alternative Acquisition Agreement; or

(F)     agree, authorize or commit to do any of the foregoing (any action described in clauses (A) through (E) of this Section 7.2(d)(i) being referred to as a “Change of Recommendation”).

(ii)     Notwithstanding anything to the contrary set forth in this Section 7.2(d) or elsewhere in this Agreement, at any time prior to the time the Requisite Company

Vote is obtained, the Special Committee may make a Change of Recommendation and the Company may terminate this Agreement pursuant to Section 9.3(b) if:  (A) an unsolicited, bona fide written Acquisition Proposal that was not obtained in breach of Section 7.2 is received by the Company and has not been withdrawn, and (B) the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (x) a Change of Recommendation and termination by the Company of Agreement pursuant to Section 9.3(b) may not be made unless and until the Company has given Parent written notice that the Special Committee intends to convene a meeting of the Special Committee to consider or take any other action with respect to making such Change of Recommendation together with a reasonably detailed description of the Superior Proposal (it being hereby acknowledged and agreed that the provision to Parent of all proposed definitive transaction documentation providing for such Superior Proposal shall be deemed to satisfy such description requirement pursuant to this Section 7.2(d)(ii)) at least four Business Days in advance of convening such meeting of the Special Committee or taking such other action (the “Superior Proposal Notice Period”), which notice shall also comply with the provisions of Section 7.2(c); (y) during the pendency of the Superior Proposal Notice Period, if requested by Parent, the Special Committee shall, and shall authorize and instruct its Representatives to, negotiate in good faith with Parent and its Representatives to revise this Agreement (in the form of a proposed binding amendment to this Agreement) to enable the Special Committee to determine in good faith, after consultation with its outside legal counsel and its financial advisor, that after giving effect to the modifications contemplated by such proposed amendment, such Acquisition Proposal would no longer constitute a Superior Proposal; and (z) at the expiration of the Superior Proposal Notice Period, and at such meeting of the Special Committee, the Special Committee, after having taken into account the modifications to this Agreement proposed by Parent in the manner and form described in clause (y) above, shall have determined in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to make a Change of Recommendation and to terminate this Agreement pursuant to Section 9.3(b) and to abandon the Merger would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law (it being understood that any revisions to the financial terms of, or any material revisions to any of the other substantive terms of, any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of Section 7.2(c) and this Section 7.2(d)(ii), including for purposes of commencing a new Superior Proposal Notice Period, except that subsequent to the initial Superior Proposal Notice Period, the subsequent Superior Proposal Notice Period shall be reduced to two Business Days).

(e)     Certain Permitted Disclosure.  Nothing set forth in this Section 7.2 or elsewhere in this Agreement shall prohibit the Company from (i) making any disclosure to the holders of Common Stock if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to make any such disclosure would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law, (ii) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A under the Exchange Act, or (iii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.  For the avoidance of any doubt, notwithstanding any provision of this Agreement, a factually accurate public or other statement or disclosure made by the Company (including in response to any unsolicited inquiry, proposal or offer made by any Person to the Company not in violation of Section 7.2(a)) that describes the existence and operation of the terms and provisions of this

Section 7.2 shall not, in itself, constitute a Change of Recommendation for any purpose of this Agreement; provided that if any disclosures or communications of the type described in clauses (i) and (ii) of this Section 7.2(e) fail to expressly reaffirm therein the Company Recommendation, such disclosure or communication shall constitute a Change of Recommendation for all purposes of this Agreement.

(f)     Existing Discussions.  The Company (i) has, as of the date hereof, ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date hereof with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal, and (ii) shall promptly (but in any event within 24 hours of the execution and delivery of this Agreement) (A) deliver a written notice to each such Person (1) providing that the Company is ending all discussions and negotiations with such Person with respect to any potential transaction and (2) if such Person has executed a confidentiality agreement, requesting the prompt return or destruction of all confidential information concerning the Company pursuant to the terms of such agreement, and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.

(g)     Anti-Takeover and Standstill Provisions.  From the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not take any action to exempt any Person (other than Ultimate Parent, Parent and Merger Sub) from the restrictions, prohibitions and provisions of any Takeover Statute or to terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided that irrespective of the foregoing, the Company shall be permitted to exempt any such Person from the restrictions, prohibitions and provisions of any Takeover Statute and to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law.

7.3.     Company Stockholders Meeting.

(a)     Unless a Change in Recommendation shall have been made by the Special Committee in accordance with Section 7.2(d) or this Agreement shall have been terminated pursuant to Article IX, the Company shall, as promptly as practicable after the later of (x) the 10-day waiting period prescribed by Rule 14a-6(a) under the Exchange Act and (y) the date on which the SEC’s staff orally confirms to the Company or its Representatives that the SEC will not have any, or that it has no further, comments with respect to the Proxy Statement (such later date, the “Clearance Date”), duly call, give notice of and convene (in accordance with the Company’s Organizational Documents and applicable Law, including NRS 92A.120(4) and all applicable provisions of the Dissenter’s Rights Statutes, including NRS 92A.410(1)) the Company Stockholders Meeting for the purpose of submitting this Agreement to the holders of Common Stock for their consideration and to seek to obtain the Requisite Company Vote; it being hereby acknowledged and agreed that the date of the Company Stockholders Meeting shall not be less than 30 days after notice of the Company Stockholders Meeting is first published, sent or given by the Company to the holders of Common Stock. The Company shall, as promptly as reasonably practicable after the Clearance Date and the setting of the Record Date (as defined below), cause the Proxy Statement (and all related materials) to be mailed in definitive form to holders of Common Stock and, subject to Section 7.2(d), use its reasonable best efforts (including by means of engagement by the Company of a nationally recognized proxy solicitation firm) to solicit proxies from the holders of Shares to seek to obtain the Company Requisite Vote.

(b)     The record date for holders of Common Stock entitled to notice of and to vote at the Company Stockholders Meeting (the “Record Date”) shall be mutually agreed to by Parent and the Company. Once the Record Date has been established, the Company shall not change the Record Date or establish a different such date without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 7.3(b) or elsewhere in this Agreement to the contrary, nothing shall prohibit the Company from postponing, adjourning or otherwise delaying the Company Stockholders Meeting if (and only if) the Special Committee has determined in good faith, after consultation with its outside counsel, that the Company is required to postpone, adjourn or delay the Company Stockholders Meeting pursuant to any request by the SEC’s staff or in order to update, correct or otherwise make any necessary additional disclosures to the holders of Common Stock such that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact necessary, in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company Stockholders Meeting shall not be postponed, adjourned or delayed for more than ten Business Days in the aggregate without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company agrees that, unless the Special Committee has made a Change of Recommendation pursuant to and in accordance with the terms and conditions of Section 7.2(d) or this Agreement is terminated pursuant to Article IX, its obligations to hold the Company Stockholders Meeting pursuant to this Section 7.3 shall not be affected by the commencement, announcement or disclosure of or communication to the Company of any Acquisition Proposal, and the Company shall continue to take all lawful action to obtain the Requisite Company Vote in the manner set forth in this Section 7.3.

(c)     The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis.

(d)     Without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, matters related to the approval of this Agreement and matters required by SEC regulations shall be the only matters that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.

7.4.     Parent Vote. So long as there has been no Change of Recommendation, Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments, recesses or postponements thereof.

7.5.     Approval of Sole Stockholder of Merger Sub. As promptly as practicable after the execution and delivery of this Agreement, Parent (in its capacity as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent or similar binding authorization approving Merger Sub’s execution and delivery of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement, including the Merger.

7.6.     Disclosure Documents; Other Regulatory Matters.

(a)     Disclosure Documents.

(i)     As promptly as reasonably practicable after the date of this Agreement, but in any event within fifteen Business Days after the date of this Agreement, (A) the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”) and (B) the Company and Parent shall jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Merger (such Rule 13e-3 Transaction Statement, including any amendments or supplements thereto, the “Schedule 13E-3”).  Except under the circumstances expressly permitted by Section 7.2(d)(ii), the Proxy Statement shall include the Company Recommendation.

(ii)     The Company shall ensure that the Proxy Statement at the time it is first mailed to the holders of Common Stock complies in all material respects as to form and substance with the provisions of the Exchange Act, and the Company and Parent shall ensure that the Schedule 13E-3 complies in all material respects as to form and substance with the provisions of the Exchange Act. The Company shall ensure that the Proxy Statement complies in all respects with the applicable provisions of the NRS, including NRS 92A.120(4) and all applicable provisions of the Dissenter’s Rights Statutes, including NRS 92A.410(1).

(iii)     The Company and Parent each shall ensure that none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, at the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, and (B) in the case of the Schedule 13E-3, at the time of filing with the SEC; provided, however, that the Company, on the one hand, and Parent and Merger Sub, on the other hand, assume no responsibility with respect to information supplied by or on behalf of the other Party or its Affiliates for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

(iv)     If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that either the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as reasonably practicable following such discovery notify the other Party or Parties.  After any such notification relating to the Proxy Statement, the Company shall, as and to the extent required by applicable Law, promptly (A) prepare and file an amendment or supplement to the Proxy Statement and (B) cause the Proxy Statement as so amended or supplemented to be disseminated to its stockholders.  After any such notification relating to the Schedule 13E-3, the Company and Parent shall, to the extent required by applicable Law, promptly prepare and file with the SEC an amendment or supplement to the Schedule 13E-3.

(v)     Prior to filing or mailing the Proxy Statement and any other documents and communications related to the Company Stockholders Meeting or filing the Schedule 13E-3, the Company and Parent (as the case may be) shall provide the other Party and its outside legal counsel and other Representatives with a reasonable opportunity to review and comment on drafts of such documents and shall consider in good faith all such comments promptly and reasonably proposed by the other Party.

(vi)     Without limiting the generality of the provisions of Section 7.7, the Company and Parent shall (A) promptly notify the other Party of the receipt of all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 and of any request by the SEC for any amendment or supplement to the Proxy Statement or Schedule 13E-3 or for additional information, (B) as promptly as practicable following receipt thereof provide the other Party with copies of all correspondence with the SEC with respect to the Proxy Statement and Schedule 13E-3 and (C) provide the other Party’s outside legal counsel and its other applicable Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC relating to the Proxy Statement or Schedule 13E-3.  Each of the Company and Parent shall, as applicable and subject to the requirements of Section 7.6(a)(v), use its best efforts to promptly provide responses to the SEC with respect to all comments and requests received on the Proxy Statement and Schedule 13E-3 by the SEC.

(b)     Other Regulatory Matters.

(i)     Except to the extent a different standard of efforts has been expressly agreed to and set forth in any provision of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including preparing and filing, as promptly as practicable after the date of this Agreement, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings and to obtain, as promptly as practicable after the date of this Agreement, all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(ii)     Notwithstanding anything to the contrary set forth in this Agreement:

(A)     in no event shall (1) any Party or any of its Affiliates be required to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a Governmental Entity in connection with its grant of any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by this Agreement to be obtained from any Governmental Entity that is not conditioned upon the consummation of the transactions contemplated by this Agreement or (2) the Company or any of its Affiliates agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the obtaining of any such consent, registration, approval, permit or authorization necessary that is not conditioned upon the consummation of the transactions contemplated by this Agreement or that would result in any restrictions, limitations or requirements on the Company or its business or assets following the consummation of the transactions contemplated by this Agreement without the prior written consent of Parent and subject to Section 7.6(b)(ii)(B); and

(B)     the Parties hereby acknowledge and agree that neither this Section 7.6(b) nor the “reasonable best efforts” standard shall require, or be construed to require, Parent or any of its Affiliates, (1) to resist, vacate, limit, reverse, suspend or prevent, through litigation, any actual, anticipated or threatened Order seeking to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement or (2) in order to obtain any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by this Agreement to be obtained from any Governmental Entity, to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action that would be reasonably likely to have a material adverse effect on the anticipated benefits to Parent and its Affiliates of the transactions contemplated by this Agreement; provided that Parent may compel the Company to (and to cause its Subsidiaries to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger.

(iii)     Cooperation.  Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, any of their respective Affiliates and any of their respective Representatives, that appears in any filing made with, or written materials submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement.  Neither the Company nor Parent shall permit any of its or Affiliates or Representatives to participate in any discussions or meetings with any Governmental Entity in respect of any documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings or any investigation or other inquiry relating thereto or to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate.  Each of the Company and Parent, as applicable, shall (and shall cause their respective Affiliates to) promptly provide or cause to be provided to each Governmental Entity furnish all non-privileged or protected information and documents reasonably requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement.

7.7.     Status and Notifications.

The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated by this Agreement (including in connection with the Proxy Statement and Schedule 13E-3) and shall, as promptly as practicable, (i) notify the other of any notices or communication from or with any Governmental Entity concerning such transactions, (ii) furnish the other with copies of written notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates from any third party, including any Governmental Entity, with respect to such transactions and (iii) furnish the other with all information as may be necessary or advisable to effect such notices and communications.  The Company and Parent shall give prompt notice to each other of any events, changes, developments, circumstances or facts that individually or in the aggregate, has had or would reasonably be expected to (x) in the case of the Company, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation by the Company of the transactions contemplated by this Agreement, (y) in the case of Parent, have a Parent Material Adverse Effect, or (z) in the case of either the Company or Parent, result in any non-compliance or violation of any of the respective representations, warranties or covenants of the Company, Parent or Merger Sub, as applicable, set forth in this Agreement, to the extent that any such non-compliance or violation would reasonably be expected to result in a failure of any of the conditions set forth in Sections 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable.

7.8.     Third-Party Consents and Encumbrance Terminations.

(a)     No notices, acknowledgments, waivers, amendments or other modification are required under any Company Material Contract to which Company is a party or otherwise bound (the “Third-Party Consents”) in connection with the Transactions contemplated by this Agreement.

(b)     No Encumbrances exist other than Encumbrances created by or resulting from the SMG Transaction Documents.

7.9.     Information and Access.

(a)     The Company shall, upon reasonable prior notice, afford Parent and its Representatives reasonable access throughout the period prior to the Effective Time, to the Company Employees, agents, properties, offices and other facilities, Contracts, books and records, and, during such period, the Company shall furnish promptly to Parent all other information and documents (to the extent not publicly available) concerning or regarding its business, properties and assets (including Intellectual Property Rights) and personnel as may reasonably be requested by Parent; provided, however, that subject to compliance with the obligations set forth in Section 7.9(b), the Company shall not be required to provide such access or furnish such information and documents to the extent it reasonably determines in good faith, after consultation with the Company’s outside counsel, that doing so would be reasonably likely to (i) result in a violation of applicable Law or (ii) waive the attorney-client privilege or similar protections.

(b)     In the event that the Company objects to any request submitted pursuant to Section 7.9(a) on the basis of one or both of the matters set forth in the proviso in Section 7.9(a), it must do so by providing Parent, in reasonable detail, the nature of what is being withheld and the reasons and reasonable support therefor, and prior to preventing such access or withholding such information or documents from Parent and its Representatives, the Company shall cooperate with Parent to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in the proviso in Section 7.9(a), including using reasonable best efforts to take such actions and implement appropriate and mutually agreeable measures to permit such access, including through appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures.

7.10.     Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable on its part under applicable Laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after (and only after) the Effective Time and the Surviving Corporation shall file with the SEC a Form 15 on or as promptly as practicable following the Effective Time.

7.11.     Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release.  Subject to 7.2(e), and unless and until a Change of Recommendation has occurred and has not been rescinded, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law or court process.  Nothing in this Section 7.11 shall limit the ability of any Party to make internal announcements to their respective employees in accordance with Section 7.12 that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

7.12.     Employee Benefits.

Prior to making any written or oral communications to Company Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith. Parent and Merger Sub agree that all rights in effect as of the date of this Agreement (or the benefits provided by the plans) under the Company’s Long Term Incentive Plan and 2021 Annual Bonus Plan (including the Employee Retention Memorandum implementing those plans) and the Company’s Severance Policy shall be assumed by the Surviving Corporation in the Merger, without further action, and shall not be modified or terminated by the Surviving Corporation within 12 months after the Closing unless otherwise required by applicable Law.

7.13.     Indemnification; Directors’ and Officers’ Insurance.

(a)     Parent and Merger Sub agree that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company’s Organizational Documents or the Indemnification Agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Organizational Documents in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of the Company.

(b)     At or prior to the Effective Time, the Company shall purchase a prepaid (or “tail”) directors’ and officers’ insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six years from the Effective Time, that does not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and that is no less favorable with respect to limits, deductibles and other terms compared to the Company’s existing directors’ and officers’ insurance and indemnification policy or policies or, if such insurance coverage is unavailable, the best available similar coverage (the “D&O Insurance”).

(c)     If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each case, Parent and the Surviving Corporation (or their respective successors or assigns) shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 7.13.

(d)     The rights of each indemnified party under this Section 7.13 shall be in addition to any rights such indemnified party may have under any agreement of any indemnified party with the Company in effect as of immediately prior to the Effective Time, or under applicable Law. Except as otherwise set forth herein, these rights shall survive consummation of the Merger in accordance with their terms and are intended to benefit, and shall be enforceable by, each indemnified party.

7.14.     Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of Parent and the Company, the respective members of their boards of directors and the Special Committee shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and shall use their reasonable best efforts to otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

7.15.     Section 16 Matters. The Company, and the Company Board (or a duly formed committee thereof consisting of non-employee directors, as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.16.     Transaction Litigation. In the event that any stockholder litigation (whether asserted derivatively in the name and right of the Company, directly by any holder of Shares, in the nature of a class action, or otherwise) arising out of or in connection with the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company, the officers of the Company, or any members of the Company Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company shall as promptly as practicable notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall give Parent a reasonable opportunity to participate in the defense and/or settlement of any Transaction Litigation and shall consider in good faith Parent and its outside legal counsel’s advice with respect to such Transaction Litigation unless the Company determines in good faith, after consultation with its outside counsel or counsel to the Special Committee, that there may be certain defenses available to it and/or to one or more of the Company’s officers or directors that are different from or in addition to the defenses available to Parent and its Affiliates such that it would not be appropriate for all such defendants to participate jointly in the defense of such Transaction Litigation or to be represented jointly by the same legal counsel in such Transaction Litigation; provided that, the Company shall not settle or agree to settle any Transaction Litigation without the prior written consent of Parent.  In the event that any stockholder litigation arising out of or in connection with the transactions contemplated by this Agreement is brought, or, to the knowledge of Parent, threatened, against Parent or any of its Affiliates, Parent shall as promptly as practicable notify the Company of such litigation or threatened litigation and shall keep the Company reasonably informed with respect thereto. Parent shall consider in good faith the Company and its outside legal counsel’s advice with respect to such litigation or threatened litigation.

ARTICLE VIII
Conditions

8.1.     General Conditions.

The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)     Company Stockholder Approval. The Requisite Company Vote shall have been obtained at the Company Stockholders Meeting.

(b)     No Legal Prohibition. No Order or Law (whether temporary, preliminary or permanent) shall be in effect which enjoins, prevents or otherwise prohibits, restrains or makes unlawful the consummation of the Merger and the other transactions contemplated by this Agreement.

(c)     Regulatory Approvals. All authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by Governmental Entities in connection with the Merger shall have been obtained, shall have been made or shall have occurred, as the case may be, in each case, without the imposition by the applicable Governmental Entity of any material condition thereto that has not been waived by Parent in its sole discretion.

8.2.     Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. Each of the representations and warranties of the Company set forth in:  (i) Section 5.1 (Organization, Good Standing and Qualification), Section 5.3 (Capital Structure), and Section 5.4 (Corporate Authority; Approval and Fairness) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) Section 5.5(a) (Governmental Filings; No Violations; Certain Contracts, Etc.), Section 5.7 (Company Reports), Section 5.8 (Disclosure Controls and Procedures and Internal Control Over Financial Reporting), Section 5.9 (Financial Statements; No Undisclosed Liabilities; “Off-Balance Sheet Arrangements”; Books and Records), Section 5.11 (Absence of Certain Changes), Section 5.22 (Takeover Statutes) and Section 5.23 (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein); and (iii) Article V (other than those sections set forth in the foregoing clauses (i) and (ii) of this Section 8.2(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein) that would not have a Material Adverse Effect.

(b)     Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)     No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, change, development, circumstance, fact or effect that has had or would reasonably be expected to have a Material Adverse Effect.

(d)     Company Closing Certificate.  Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied.

(e)     FIRPTA Certification.

(i)     Parent shall have received a statement executed on behalf of the Company, dated as of the Closing Date, satisfying the requirements of Treasury Department regulations Section 1.1445-2(c)(3) (and complying with Treasury Department regulations Section 1.897-2(h)) in a form reasonably acceptable to Parent certifying that the Company is a U.S. person, and that the Company Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.

(ii)     The Company shall deliver to the Internal Revenue Service the notification required under Treasury Department regulation Section 1.897-2(h)(2) on the date hereof, which notification shall (A) be in a form reasonably satisfactory to Parent, (B) satisfy the requirements of Treasury Department regulation Section 1.897-2(h), and (C) indicate that the certificate described in clause (i) above is provided to Parent pursuant to Treasury Regulation Section 1.1445-2(c)(3) in connection with the Merger on the date hereof

8.3.     Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 6.1 (Organization, Good Standing and Qualification), Section 6.2 (Corporate Authority) and Section 6.4 (Available Funds) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (ii) Article VI (other than those sections set forth in the foregoing clause (i) of this Section 8.3(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (ii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein) that would not have a Parent Material Adverse Effect.

(b)     Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)     Parent and Merger Sub Closing Certificate.  The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied.

ARTICLE IX
Termination

9.1.     Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Company and Parent.

9.2.     Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by action of either the Company or Parent if:

(a)     the Merger shall not have been consummated by 5:00 p.m. local time on March 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(b)     any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.3.     Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a)     if either Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in this Agreement, or if any representation or warranty of Parent or Merger Sub in this Agreement shall have become untrue following the date of this Agreement, in either case such that the condition in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of notice thereof by the Company to Parent and (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(b)     prior to the time the Requisite Company Vote is obtained, following a Change of Recommendation, but only if (i) the Company is not then in breach of Section 7.2 of this Agreement and (ii) the Change of Recommendation occurred pursuant to and in accordance with the terms and conditions of Section 7.2(d)(ii).

9.4.     Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the board of directors of Parent:

(a)     if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue following the date of this Agreement in either case such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of notice thereof by Parent to the Company and (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(b)     following a Change of Recommendation, if the Requisite Company Vote has not yet been obtained at the Company Stockholders Meeting.

9.5.     Effect of Termination and Abandonment.

In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any knowing and intentional breach of this Agreement and (ii) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X
Miscellaneous and General

10.1.     Survival. Article I, this Article X and the agreements of the Company, Parent and Merger Sub set forth in Article IV, Section 5.24 (No Other Representations or Warranties; Non-Reliance), Section 6.6 (No Other Representations or Warranties; Non-Reliance), Section 7.12 ( Employee Benefits), Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), Section 10.3 (Expenses), and the provisions that substantively define any related defined terms not substantively defined in Article I and those other covenants and agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the Effective Time.  Article I, this Article X, the agreements of the Company, Parent and Merger Sub set forth in Section 10.3 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall not survive the Effective Time or the termination of this Agreement.

10.2.     Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to another Party shall be in writing and shall be deemed to have been duly given or made on the earliest of: (a) the date of transmission, if such notice or communication is delivered via email (i) at or prior to 5:30 p.m. (New York City time) on a Business Day or (ii) on a day that is not a Business Day or after 5:30 p.m. (New York City time) on a Business Day if such transmission is confirmed by the recipient, (b) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (c) upon actual receipt by the Party to whom such notice is required to be given.  Such communications must be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses (or at such other address or number previously made available as shall be specified in a notice given in accordance with this Section 10.2):

(A)     If to the Special Committee, to:

c/o AeroGrow International, Inc.

5405 Spine Road

Boulder, CO 80301

Attention:     Special Committee

Email:     chris.hazlitt@bclplaw.com

with a copy to (which shall not constitute notice pursuant to this Section 10.2) to:

Bryan Cave Leighton Paisner LLP

1801 13th Street, Suite 300

Boulder, CO 80302

Attention:     Chris Hazlitt

Email:     chris.hazlitt@bclplaw.com

(B)     If to the Company, to:

AeroGrow International, Inc.

5405 Spine Road

Boulder, CO 80301

Attention:     J. Michael Wolfe

President and Chief Executive Officer

Email:     mike@aerogrow.com

with a copy to (which shall not constitute notice pursuant to this Section 10.2):

Hutchinson Black and Cook, LLC

921 Walnut, Suite 200

Boulder, CO 80302

Attention:     James L. Carpenter, Jr.

Email:     carpenter@hbcboulder.com

and to the Special Committee and to its counsel indicated in Section 10.2(A) above

(C)     If to Parent or Merger Sub, to:

SMG Growing Media, Inc.

AGI Acquisition Sub, Inc.

c/o The Scotts Miracle-Gro Company

14111 Scottslawn Road

Marysville, Ohio 43041

Attention:     Bernard K. Asirifi, Esq.

Facsimile:     937-578-5031

Email:     bernard.asirifi@scotts.com

with a copy to (which shall not constitute notice pursuant to this Section 10.2):

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Attention:     Adam L. Miller, Esq.

Facsimile:     (614) 464-6250

Email:     almiller@vorys.com

10.3.     Expenses. Whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except as otherwise expressly provided herein.

10.4.     Modification or Amendment; Waiver.

(a)     Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be modified or amended only by an instrument in writing that is executed by each of the Parties.

(b)     The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.5.     Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL PROCEDURAL AND SUBSTANTIVE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES AND PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)     Each of the Parties agrees that:  (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.5(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY KNOWINGLY AND INTENTIONALLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.5(c).

10.6.     Specific Performance.

(a)     Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage may be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.5(b), in the Chosen Courts without necessity of posting a bond or other form of security.  In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.7.     Third-Party Beneficiaries. Except, from and after the Effective Time, for the rights of the indemnified parties as provided in Section 7.13, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement.

10.8.     Non-Recourse. Other than in any Proceeding for fraud or intentional or willful misrepresentation, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) in, and who have executed and delivered, this Agreement, and then only with respect to the specific obligations set forth herein with respect to such Party.  No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, legal representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement or the transactions contemplated by this Agreement; provided, however, that nothing in this Section 10.8 shall limit any liability or other obligation of any Party for any breaches by any such Party of the terms and conditions of this Agreement.

10.9.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  Except as may be required to satisfy the obligations contemplated by Section 7.13, no Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties not seeking to assign any of its rights or interests or delegate any of its obligations, and any attempted or purported assignment or delegation in violation of this Section 10.9 shall be null and void; provided, however, that Parent may designate any of its Affiliates to be a constituent corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Affiliate of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation.

10.10.     Entire Agreement.

(a)     This Agreement (including Exhibits), any Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such subject matter, except for the SMG Transaction Documents, which shall remain in full force and effect to the extent provided in this Agreement.

(b)     In the event of any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Exhibits, any Company Disclosure Schedule, the Parent Disclosure Schedule (other than an exception expressly set forth in any Company Disclosure Schedule or the Parent Disclosure Schedule) and the Confidentiality Agreement, on the other hand, the statements in the body of this Agreement shall control.

10.11.     Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12.     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.  This Agreement shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

AEROGROW INTERNATIONAL, INC.
By: ___________________________________ J. Michael Wolfe President and Chief Executive Officer

SMG GROWING MEDIA, INC.

By: ___________________________________
Name:
Title:

AGI ACQUISITION SUB, INC.

By: ___________________________________
Name:
Title:

Ultimate Parent executes this Agreement solely for the purpose of guaranteeing the representation of Parent under Section 6.4.

THE SCOTTS MIRACLE-GRO COMPANY

By: _____________________________________